Press Release
FOR RELEASE: June 23, 2023

APOGEE ENTERPRISES REPORTS FISCAL 2024 FIRST QUARTER RESULTS

•Net sales increase 1.4% to $362 million

•Diluted EPS grows 5% to $1.05

•Strong net sales and operating income growth in Architectural Glass

•Cash flow from operations increases to $21 million, up $52 million compared to first quarter of fiscal 2023

•Increases full-year diluted EPS outlook to a range of $4.15 to $4.45

MINNEAPOLIS, MN, June 23, 2023 – Apogee Enterprises, Inc. (Nasdaq: APOG) today announced its fiscal 2024 first-quarter results. Net sales grew 1.4% to $361.7 million, led by strong growth in Architectural Glass, partially offset by lower net sales in Architectural Services. Diluted earnings per share ("EPS") increased 5% to $1.05, primarily driven by improved profitability in Architectural Glass.

	Three Months Ended
($ in thousands, except per share amounts)	May 27, 2023	May 28, 2022	% Change
Net Sales	$361,713	$356,635	1.4%
Operating income	$33,767	$33,216	1.7%
Operating margin %	9.3%	9.3%	—%
Diluted earnings per share	$1.05	$1.00	5.0%

Additional Non-GAAP Measures[1]
EBITDA	43,761	42,755	2.4%

Ty R. Silberhorn, Chief Executive Officer, stated, “The first quarter was a solid start to our fiscal year, with top and bottom-line growth and strong cash flow. We are raising our EPS outlook for the fiscal year, as we continue to build on the positive trends we established last year.”

1 See Use of Non-GAAP Financial Measures and a reconciliation to the most directly comparable GAAP measures later in this press release.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Mr. Silberhorn continued, “Our first quarter results were led by exceptional performance in Architectural Glass, building on our progress over the past two years. Through executing our strategy, we've driven sustainable cost and productivity improvements, and shifted our sales mix to emphasize premium solutions that leverage our unique capabilities. These efforts are transforming Glass from an underperforming business to an economic leader that is delivering significantly improved profitability. Framing Systems and Large-Scale Optical both continue to deliver strong execution and operating margins above our targeted levels, while results in Architectural Services were below our expectations this quarter.”

Mr. Silberhorn concluded, “Execution of our strategy continues to drive improved financial performance. We believe our strong market position, improving operational execution, and focus on differentiated product and service offerings will position us to deliver stronger results throughout the market cycle."

Segment Results - First Quarter Fiscal 2024 Compared to First Quarter Fiscal 2023

Architectural Framing Systems
Architectural Framing Systems net sales grew 0.5%, to $164.2 million, driven by improved pricing and mix, which offset lower volume, as the segment continued to increase focus on target markets where it provides differentiated offerings. Operating income was $19.9 million, or 12.1% of net sales, compared to $23.7 million, or 14.5% of net sales. Operating income in the prior-year quarter benefited from the favorable timing of inventory flows and aluminum prices, which did not repeat in this year's first quarter. Segment backlog2 at the end of the quarter was $221 million, compared to $243 million at the end of the fourth quarter of fiscal 2023.

Architectural Glass
Architectural Glass net sales grew 27.5%, to $97.2 million, driven by improved pricing, higher volume, and a more favorable sales mix, reflecting the segment's strategic shift to emphasize premium, high-performance products. Operating income increased to $16.5 million, or 17.0% of net sales, compared to $5.2 million, or 6.8% of net sales. The higher operating income was primarily driven by improved pricing, favorable mix, and increased volume, partially offset by cost inflation.

Architectural Services
Architectural Services net sales were $89.4 million, compared to $103.4 million, primarily reflecting lower project volume. The segment had an operating loss of $(0.6) million, primarily due the impact of lower estimated profitability levels on certain projects, the impact of lower project volume, and severance costs related to a facility closure. Segment backlog ended the quarter at $709 million, compared to $727 million at the end of the fourth quarter of fiscal 2023.

Large-Scale Optical
Large-Scale Optical net sales were $22.5 million, compared to $25.2 million, primarily reflecting lower volume due to timing of customer orders and customer inventory destocking. Operating income was $5.5 million, or 24.6% of net sales, compared to $6.5 million, or 25.8% of net sales, primarily reflecting the impact of lower net sales.

Financial Condition
Net cash provided by operating activities was $21.3 million, compared to a use of cash of $30.5 million in last year’s first quarter. The improved cash flow was primarily driven by lower working capital requirements compared to the prior year. Capital expenditures were $7.4 million, compared to $5.1 million last year, as the Company increased investments in projects to support its strategy. During the quarter, the Company returned $10.4 million of cash to shareholders through share repurchases and dividend payments.

Quarter-end total debt was $170.7 million, down from $261.0 million at the end of last year's first quarter. Cash and cash equivalents were $24.6 million, compared to $15.2 million at the end of the first quarter of fiscal 2023.
2 Backlog is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Outlook
The Company is raising its outlook for full-year diluted EPS to a range of $4.15 to $4.45, up from the previously announced range of $3.90 to $4.25. As a reminder, fiscal 2024 will be a 53-week year, with an extra week in the fourth quarter. Including the extra week of operations, the Company continues to expect flat to slightly declining net sales compared to fiscal 2023, primarily reflecting expected lower volume in Architectural Services and Architectural Framing Systems, partially offset by expected net sales growth in Architectural Glass. The Company continues to expect a long-term average tax rate of approximately 24.5% and capital expenditures in fiscal 2024 between $50 to $60 million.

Conference Call Information
The company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and provide a business update. This call will be webcast and is available in the Investor Relations section of the company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. The webcast also will be archived for replay on the company’s website.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural products and services for enclosing buildings, and high-performance glass and acrylic products used for preservation, energy conservation, and enhanced viewing. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes high-performance architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
This release and other financial communications may contain the following non-GAAP measures:

•Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The Company considers this measure an indication of its financial strength. However, free cash flow does not fully reflect the Company’s ability to freely deploy generated cash, as it does not reflect, for example, required payments on indebtedness and other fixed obligations.
•Net debt is a non-GAAP measure defined as total debt (current debt plus long-term debt) on our consolidated balance sheet, less cash and cash equivalents. The Company considers this measure helpful to evaluate our capital structure and financial leverage, and our ability to fund investing and financing activities.
•EBITDA represents net income before interest, taxes, depreciation, and amortization. The Company believes this metric provides useful information to investors and analysts about the Company's operating performance.

Backlog is an operating measure used by management to assess future potential sales revenue. Backlog is defined as the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is expected to be recognized as revenue. Backlog is not a term defined under U.S. GAAP and is not a measure of contract profitability. Backlog should not be used as the sole indicator of future revenue because the Company has a substantial number of projects with short lead times that book-and-bill within the same reporting period that are not included in backlog.

Management uses non-GAAP measures to evaluate the Company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. Non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the Company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, financial condition, prospects and opportunities of the Company, including the following: (A) U.S. and global economic conditions, including the cyclical nature of the North American and Latin American commercial construction industries and the potential impact of an economic downturn or recession; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) departure of key personnel and ability to source sufficient labor; (F) product performance, reliability and quality issues; (G) project management and installation issues that could affect the profitability of individual contracts; (H) changes in consumer and customer preference, or architectural trends and building codes; (I) dependence on a relatively small number of customers in one operating segment; (J) net sales and operating results that could differ from market expectations; (K) self-insurance risk related to a material product liability or other events for which the Company is liable; (L) dependence on information technology systems and information security threats; (M) cost of compliance with and changes in environmental regulations; (N) supply chain disruptions, including fluctuations in the availability and cost of materials used in our products and the impact of trade policies and regulations; (O) integration of acquisitions and management of acquired contracts; (P) impairment of goodwill or indefinite-lived intangible assets; (Q) our ability to successfully implement our strategy to become the economic leader in our target markets and build an operating model to enable profitable growth and execute our priorities for fiscal year 2024; (R) increases in costs related to employee health care benefits; (S) risks that anticipated results from business restructuring initiatives will not be achieved, implementation of cost-saving and business restructuring initiatives may take more time or cost more than expected, the anticipated cost savings may be materially less than anticipated, and the restructuring may result in disruption in delivery of services to our customers; (T) U.S. and global instability and uncertainty arising from events outside of our control; and (U) the impact of cost inflation and rising interest rates. The Company cautions investors that actual future results could differ materially from those described in the forward-looking statements and that other factors may in the future prove to be important in affecting the Company’s results, performance, prospects, or opportunities. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 25, 2023, and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	May 27, 2023	May 28, 2022	% Change
Net sales	$361,713	$356,635	1.4%
Cost of sales	268,727	271,018	(0.8)%
Gross profit	92,986	85,617	8.6%
Selling, general and administrative expenses	59,219	52,401	13.0%
Operating income	33,767	33,216	1.7%
Interest expense, net	2,036	1,206	68.8%
Other expense, net	288	1,310	(78.0)%
Earnings before income taxes	31,443	30,700	2.4%
Income tax expense	7,867	7,969	(1.3)%
Net earnings	$23,576	$22,731	3.7%

Earnings per share - basic	$1.08	$1.01	6.9%
Earnings per share - diluted	$1.05	$1.00	5.0%
Weighted average basic shares outstanding	21,883	22,399	(2.3)%
Weighted average diluted shares outstanding	22,386	22,651	(1.2)%
Cash dividends per common share	$0.2400	$0.2200	9.1%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Business Segment Information
(Unaudited)
	Three Months Ended
(In thousands)	May 27, 2023	May 28, 2022	% Change
Segment net sales
Architectural Framing Systems	$164,162	$163,292	0.5%
Architectural Glass	97,202	76,265	27.5%
Architectural Services	89,418	103,388	(13.5)%
Large-Scale Optical	22,456	25,162	(10.8)%
Intersegment eliminations	(11,525)	(11,472)	0.5%
Net sales	$361,713	$356,635	1.4%
Segment operating income (loss)
Architectural Framing Systems	$19,945	$23,665	(15.7)%
Architectural Glass	16,521	5,169	219.6%
Architectural Services	(596)	2,927	N/M
Large-Scale Optical	5,525	6,498	(15.0)%
Corporate and other	(7,628)	(5,043)	51.3%
Operating income	$33,767	$33,216	1.7%
Segment operating margin
Architectural Framing Systems	12.1%	14.5%
Architectural Glass	17.0%	6.8%
Architectural Services	(0.7)%	2.8%
Large-Scale Optical	24.6%	25.8%
Corporate and other	N/M	N/M
Operating margin	9.3%	9.3%
•Segment net sales is defined as net sales for a certain segment and includes revenue related to intersegment transactions.
•Segment operating income is defined as operating income for a certain segment including operating income related to intersegment transactions and excluding certain corporate costs that are not allocated at a segment level.
•Segment operating margin is defined as segment operating income divided by segment net sales.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)	May 27, 2023	February 25, 2023
Assets
Cash and cash equivalents	$24,642	$19,924
Restricted cash	—	1,549
Current assets	369,083	361,628
Net property, plant and equipment	246,343	248,867
Other assets	281,131	283,397
Total assets	$921,199	$915,365
Liabilities and shareholders' equity
Current liabilities	233,159	242,549
Long-term debt	170,669	169,837
Other liabilities	107,165	106,571
Shareholders' equity	410,206	396,408
Total liabilities and shareholders' equity	$921,199	$915,365

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Three Months Ended
(In thousands)	May 27, 2023	May 28, 2022
Net earnings	$23,576	$22,731
Depreciation and amortization	10,282	10,849
Share-based compensation	2,178	1,597
Gain on disposal of assets	(27)	(660)
Other, net	2,117	7,307
Changes in operating assets and liabilities:
Receivables	(13,476)	(18,468)
Inventories	(2,068)	(17,744)
Contract assets	14,368	(13,528)
Accounts payable and accrued expenses	(21,702)	(18,576)
Contract liabilities	8,158	(1,907)
Refundable and accrued income taxes	7,590	4,238
Operating lease liability	(3,101)	(3,333)
Prepaid expenses and other current assets	(6,608)	(2,968)
Net cash provided (used) by operating activities	21,287	(30,462)
Capital expenditures	(7,398)	(5,125)
Proceeds from sales of property, plant and equipment	66	4,087
Sales/maturities of marketable securities	400	100
Net cash used by investing activities	(6,932)	(938)
Borrowings on line of credit	105,852	161,000
Repayment on debt	—	(1,000)
Payments on line of credit	(105,000)	(62,000)
Repurchase and retirement of common stock	(5,193)	(74,312)
Dividends paid	(5,245)	(4,793)
Other, net	(1,677)	(1,271)
Net cash (used) provided by financing activities	(11,263)	17,624
Increase (decrease) in cash, cash equivalents and restricted cash	3,092	(13,776)
Effect of exchange rates on cash	77	64
Cash, cash equivalents and restricted cash at beginning of year	21,473	37,583
Cash, cash equivalents and restricted cash at end of period	$24,642	$23,871

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Reconciliation of Non-GAAP Measure - EBITDA (Earnings before interest, taxes, depreciation and amortization)
(Unaudited)

	Three Months Ended
(In thousands)	May 27, 2023	May 28, 2022
Net earnings	$23,576	$22,731
Income tax expense	7,867	7,969
Interest expense, net	2,036	1,206
Depreciation and amortization	10,282	10,849
EBITDA	$43,761	$42,755

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com